EXHIBIT 9


                               Opinion of Counsel
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                               OPINION OF COUNSEL

   I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the opinions expressed below.

   I am of the following opinions:

         1. AIG Life Insurance Company is a valid and existing stock life insurance company domiciled in the State of Delaware.

         2. Variable Account I is a separate investment account of AIG Life Insurance Company validly existing pursuant to the Delaware Insurance Laws and the Regulations thereunder.

         3. All of the prescribed corporate procedures for the issuance of the Group & Individual Flexible Premium Deferred Variable Annuity Contracts (the "Contracts") have been followed, and, when such Contracts are issued in accordance with the Prospectus contained in the Registration Statement, all state requirements relating to such Contracts will have been complied with.

         4. Upon the acceptance of purchase payments made by Contract Owners pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such Contract Owner will have a legally-issued, fully paid, nonassessable interest in such Contract.

   This opinion, or a copy hereof, may be used as an exhibit to or in connection with the filing with the Securities and Exchange Commission of the Registration Statement on Form N-4 for the Contracts to be issued by AIG Life Insurance Company and its separate account, Variable Account I.


                                 /s/ Kenneth D. Walma
                                 Kenneth D. Walma
                                 Assistant Secretary and Senior Attorney

   Dated:  December 27, 1995
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